Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BALDOR ELECTRIC COMPANY

ARTICLE I

The name of the corporation (hereinafter referred to as the “Corporation”) is Baldor Electric Company.

ARTICLE II

The address of the Corporation’s registered office in this state is 120 South Central Avenue, Clayton, Missouri 63105.  The name of its agent at such address is CT Corporation System.

ARTICLE III

If the aggregate number of shares in which the corporation shall have authority to issue DOES NOT exceed 30,000 shares or the par value DOES NOT exceed $30,000, please check this box:  ☒

The preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, if any, in respect of the shares of each class are as follows:

1.             There shall be no preemptive rights of shareholders to acquire additional shares, and in that respect, preemptive rights are specifically denied.

2.             All cumulative voting rights are hereby denied, so that the Common Stock of the Corporation shall not carry with it and no holder or owner of any share or shares of the Common Stock shall have any right to cumulative voting in the election of directors or for any other purpose.

3.             The foregoing provisions are not intended to modify or prohibit any provisions of any voting trust or agreement between or among holders or owners of shares of stock or other securities of the Corporation.

ARTICLE IV

The duration of the Corporation is perpetual.

ARTICLE V

The Corporation is formed for the following purposes:

1.             To engage in any other business lawful and permitted pursuant to the laws of the State of Missouri; and

2.             To do anything permitted of corporations formed pursuant to the provisions of The General and Business Corporation Law of Missouri, as amended from time to time.

ARTICLE VI

The Board of Directors is expressly authorized to make, amend, alter and rescind the Bylaws of the Corporation.

ARTICLE VII

The Corporation shall have full authority to amend these Articles of Incorporation, at any time or from time to time, as permitted by the provisions of The General and Business Corporation Law of Missouri, as amended from time to time.